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               FIRST CAPITAL, INC. REPORTS 2008 EARNINGS INCREASE

Corydon, Indiana--January 23, 2009. First Capital, Inc. (NASDAQ: FCAP - news) (the "Company"), the holding company for First Harrison Bank (the "Bank"), today reported net income of $3.6 million or $1.27 per diluted share for the year ended December 31, 2008, compared to $3.4 million or $1.20 per diluted share for the year ended December 31, 2007.

Net interest income after provision for loan losses increased $543,000 for the year ended December 31, 2008 as compared to the year ended December 31, 2007. Interest income decreased $1.4 million when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 6.58% during the year ended December 31, 2007 to 6.24% for 2008. The average balance of those earning assets increased from $419.0 million in 2007 to $420.3 million in 2008. Interest expense decreased $3.0 million as the average cost of interest-bearing liabilities decreased from 3.76% to 2.94% when comparing the same two periods. The average balance of those liabilities increased from $364.5 million in 2007 to $365.8 in 2008. The provision for loan losses increased from $558,000 for the year ended December 31, 2007 to $1.6 million for the year ended December 31, 2008. This increase was due to increased specific allowances due to deteriorating commercial real estate values and an increase in the general allowances due to deteriorating general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank's market area.

Noninterest income increased $49,000 for the year ended December 31, 2008 as compared to the year ended December 31, 2007. Service charges on deposits accounts and the cash surrender value of life insurance increased $83,000 and $78,000, respectively, when comparing the two periods. The increase in cash surrender value of life insurance was due to the purchase of $3.6 million of bank-owned life insurance in May 2007. These increases were partially offset by a decrease of $114,000 in mortgage brokerage fees.

Noninterest expenses increased $497,000 during 2008 compared to the year ended December 31, 2007. Other operating expenses and compensation and benefits expense represented $212,000 and $205,000 of the additional expenses, respectively. The increase in other operating expenses was primarily due to an increase in the cost of FDIC insurance due to the Bank exhausting its one-time FDIC credit assessment on deposits in existence as of December 31, 1996. Compensation and benefits increased primarily due to normal salary increases.

For the quarter ended December 31, 2008, the Company earned $978,000 or $0.35 per diluted share compared to $901,000 or $0.32 per diluted share for the same period in 2007.

Net interest income after provision for loan losses increased $301,000 during the quarter ended December 31, 2008 as compared to the quarter ended December 31, 2007. Interest income decreased $626,000 when comparing the two periods as a result of a decrease in the average tax-equivalent yield on interest earning assets from 6.61% during the fourth quarter of 2007 to 5.97% during the same period of 2008. Interest expense decreased $977,000 as the average cost of interest-bearing liabilities decreased from 3.72% to 2.65% when comparing the two periods. The provision for loan losses increased $50,000 when comparing the two periods.

Noninterest income decreased $59,000 primarily due to a decrease of $45,000 in service charges on deposit accounts.

Noninterest expenses increased $192,000 when comparing the quarter ended December 31, 2008 to the quarter ended December 31, 2007, primarily due to a $121,000 increase in other operating expenses. This was primarily due to increases in the cost of FDIC insurance and in expenses related to the maintenance and sale of foreclosed real estate properties.

Total assets as of December 31, 2008 were $458.6 million compared to $453.2 million at December 31, 2007. Securities available for sale and cash and cash equivalents increased $9.7 million and $7.1 million, respectively, while net loans receivable decreased $12.1 million. Deposits increased $27.7 million while Federal Home Loan Bank advances and retail repurchase agreements decreased $12.9 million and $11.0 million, respectively.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville and Salem. The Bank has also received regulatory approval for a new office in Lanesville, Indiana in which construction is expected to begin during the first quarter of 2009. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Bank, through its business arrangement
   ---------------------
with Great American Advisors, continues to offer non FDIC insured investments to complement the Bank's offering of traditional banking products and services.

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This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
-------
Chris Frederick
Chief Financial Officer
812-734-3464


                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)

                                                       TWELVE MONTHS ENDED         THREE MONTHS ENDED
                                                           DECEMBER 31,                DECEMBER 31,
OPERATING DATA                                         2008            2007        2008           2007
  (Dollars in thousands, except per share data)        ----            ----        ----           ----

Total interest income                               $   25,686     $   27,085   $    6,159     $    6,785
Total interest expense                                  10,745         13,699        2,423          3,400
                                                    -------------------------   -------------------------
Net interest income                                     14,941         13,386        3,736          3,385
Provision for loan losses                                1,570            558          230            180
                                                    -------------------------   -------------------------
Net interest income after provision
  for loan losses                                       13,371         12,828        3,506          3,205
Total non-interest income                                3,573          3,524          844            903
Total non-interest expense                              11,846         11,349        2,994          2,802
                                                    -------------------------   -------------------------
Income before income taxes                               5,098          5,003        1,356          1,306
Income tax expense                                       1,529          1,591          378            405
                                                    -------------------------   -------------------------
Net income                                          $    3,569     $    3,412   $      978     $      901
                                                    =========================   =========================

Net income per common share, basic                  $     1.27     $     1.21   $     0.35     $     0.32
                                                    =========================   =========================
Weighted average common shares
  outstanding - basic                                2,801,163      2,814,691    2,795,060      2,802,178

Net income per common share, diluted                $     1.27     $     1.20   $     0.35     $     0.32
                                                    =========================   =========================
Weighted average common shares                       2,815,276      2,836,601    2,807,566      2,820,724
  outstanding - diluted

OTHER FINANCIAL DATA
Cash dividends per share                            $     0.71     $     0.68   $     0.18     $     0.17
Return on average assets (three month
  data, annualized)                                       0.79%         0.76%         0.86%          0.80%
Return on average equity (three month
  data, annualized)                                       7.65%         7.74%         8.37%          7.92%
Net interest margin                                       3.68%         3.31%         3.67%          3.36%
Net overhead expense as a percentage
  of average assets (three month
  data, annualized)                                       2.62%         2.54%         2.64%          2.49%


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

                                         December 31,    December 31,
BALANCE SHEET INFORMATION                    2008           2007
                                             ----           ----
Cash and cash equivalents                 $ 22,149       $ 15,055
Investment securities                       82,819         74,041
Gross loans                                325,047        336,695
Allowance for loan losses                    2,662          2,232
Earning assets                             417,938        417,358
Total assets                               458,625        453,179
Deposits                                   355,891        328,151
FHLB debt                                   47,830         60,694
Repurchase agreements                        4,552         15,562
Stockholders' equity                        47,522         45,736
Non-performing assets:
  Nonaccrual loans                           4,441          4,879
  Accruing loans past due 90 days            1,092            816
  Foreclosed real estate                       881            833

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